Exhibit 99.1


      W-H Energy Services Announces Second Quarter 2007 Results

    HOUSTON--(BUSINESS WIRE)--July 26, 2007--W-H Energy Services, Inc. (NYSE:WHQ) announced second quarter net income of $39.1 million or $1.25 per share as compared to the $28.5 million or $0.93 per share reported for the same period in the prior year. In the preceding quarter, the Company reported net income of $35.8 million or $1.16 per share. The sequential gain in quarterly earnings was primarily driven by improved performance in the Company's drilling segment where favorable product mix resulted in improved margins.

    The Company projects that earnings per share will range from $1.23 to $1.28 for the quarter ending September 30, 2007.

    Revenues for the second quarter of $277.8 million were 29 percent higher than the second quarter of 2006 and were 2 percent higher than the preceding quarter. Domestic revenues increased 29 percent as compared to the second quarter of last year and were 5 percent higher than the preceding quarter. International revenues also increased 28 percent as compared to the second quarter of last year and were 22 percent lower than the preceding quarter.

    QUARTERLY SEGMENT RESULTS

    Drilling

    Revenues in the drilling segment were $179.1 million in the second quarter, 33 percent higher than the comparable period in the prior year and flat as compared to the preceding quarter. Operating income of $41.3 million was 55 percent higher than the comparable period in the prior year and 6 percent higher than the preceding quarter.

    Completion and workover

    Second quarter revenues in the completion and workover segment were $98.6 million, 22 percent higher than the comparable period in the prior year and 5 percent higher than the preceding quarter. Operating income of $26.0 million recorded in the second quarter was 6 percent higher than the comparable period in the prior year and 1 percent higher than the preceding quarter.

    W-H Energy is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. The Company has operations in North America and select areas internationally.

    Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except share and per share amounts)

                 Three Months Ended June 30, Six Months Ended June 30,
                 --------------------------- -------------------------
                      2007          2006         2007         2006
                 -------------- ------------ ------------ ------------
                                    (as                       (as
                                  adjusted)                 adjusted)
Revenues         $     277,752  $    215,755 $   550,639  $    417,564

Costs and
 Expenses:
 Cost of
  revenues             145,386       112,327     292,805       220,542
 Selling,
  general and
  administrative        44,964        37,541      88,244        72,021
 Research and
  development            5,485         4,001      10,201         7,845
 Depreciation
  and
  amortization          19,162        15,256      36,714        30,300
                  ------------   -----------  ----------   -----------
    Total costs
     and
     expenses          214,997       169,125     427,964       330,708

    Operating
     income             62,755        46,630     122,675        86,856

Other expenses:
 Interest
  expense, net           1,896         2,195       3,889         4,370
 Other expense,
  net                      (70)           76         (41)           95
                  ------------   -----------  ----------   -----------
    Income
     before
     income
     taxes              60,929        44,359     118,827        82,391

Provision for
 income taxes
 (2)                    21,855        15,893      43,929        30,598
                  ------------   -----------  ----------   -----------
    Net income   $      39,074  $     28,466 $    74,898  $     51,793
                  ============   ===========  ==========   ===========


Earnings per
 common share:
 Basic           $        1.29  $       0.96 $      2.48  $       1.76
 Diluted         $        1.25  $       0.93 $      2.42  $       1.71


Weighted average
 shares
 outstanding:
 Basic              30,314,883    29,585,532  30,196,291    29,359,799
 Diluted            31,139,694    30,549,999  31,007,781    30,369,401


 (1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.
 (2) Provision for income taxes for the three and six months ended June 30, 2006 includes a tax benefit of approximately $850,000 related to changes in Texas tax laws. For more information, see "Unaudited Reconciliation of Non-GAAP Financial Measures" in this press release.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)


                                     June 30, 2007   December 31, 2006
                                   ----------------- -----------------
                                                       (as adjusted)
Assets:
  Cash and cash equivalents        $          21,343 $          36,329
  Accounts receivable, net                   238,709           204,755
  Inventory                                   93,552            78,127
  Other current assets                        31,126            22,776
                                    ----------------  ----------------
      Total current assets                   384,730           341,987

  Property and equipment, net                396,643           343,496
  Other assets                               155,507           138,798
                                    ----------------  ----------------
      Total assets                 $         936,880 $         824,281
                                    ================  ================


Liabilities and Shareholders'
 Equity:
  Accounts payable and accrued
   liabilities                     $         115,484 $         121,425
                                    ----------------  ----------------
      Total current liabilities              115,484           121,425

  Long-term debt (2)                         170,075           150,000
  Other liabilities                           69,615            57,630
                                    ----------------  ----------------
      Total liabilities                      355,174           329,055

  Shareholders' equity                       581,706           495,226
                                    ----------------  ----------------
      Total liabilities and
       shareholders' equity        $         936,880 $         824,281
                                    ================  ================


  (1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.
  (2) As of June 30, 2007, there was approximately $194.5 million available under the Company's revolving credit facility.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                            (in thousands)

                               For the Three Months Ended:
                    --------------------------------------------------
                    June 30,  March   December   September  June 30,
                      2007     31,     31, 2006   30, 2006     2006
                               2007
                    -------- -------- ---------- ---------- ----------
SEGMENTED                                (as        (as        (as
 INFORMATION:                          adjusted)  adjusted)  adjusted)
 Revenue:
   Drilling         $179,141 $179,261   $150,810   $149,478   $134,607
   Completion and
    workover          98,611   93,626     87,529     89,373     81,148
                    -------- -------- ---------- ---------- ----------
      Total revenue $277,752 $272,887   $238,339   $238,851   $215,755
                    ======== ======== ========== ========== ==========

 Depreciation and
  amortization:
   Drilling          $11,600  $10,573    $10,264     $9,556     $9,300
   Completion and
    workover           7,493    6,933      6,475      6,013      5,899
   Corporate              69       46         50         55         57
                    -------- -------- ---------- ---------- ----------
      Total
       depreciation
       and
       amortization  $19,162  $17,552    $16,789    $15,624    $15,256
                    ======== ======== ========== ========== ==========

 Operating income:
   Drilling (1)      $41,307  $38,982    $33,470    $31,515    $26,638
   Completion and
    workover          26,032   25,852     24,591     27,714     24,639
   Corporate         (4,584)  (4,914)    (3,621)    (4,771)    (4,647)
                    -------- -------- ---------- ---------- ----------
      Total
       operating
       income        $62,755  $59,920    $54,440    $54,458    $46,630
                    ======== ======== ========== ========== ==========

(1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.


                      W-H ENERGY SERVICES, INC.
     UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)
               (in thousands, except per share amounts)


                 Three Months Ended June 30, Six Months Ended June 30,
                 --------------------------- -------------------------
                     2007          2006         2007         2006
                 ------------- ------------- ----------- -------------
                               (as adjusted)             (as adjusted)
Net income (as
 reported)       $      39,074 $     28,466  $    74,898 $     51,793

a) Tax related
    items                    -         (850)           -         (850)

      Net income
       before
       select
       items     $      39,074 $     27,616  $    74,898 $     50,943
                  ============  ===========   ==========  ===========


Per diluted
 common share
 information:
   Net income
    (as
    reported)    $        1.25 $       0.93  $      2.42 $       1.71
   a) Tax
       related
       items                 -        (0.03)           -        (0.03)
                  ------------  -----------   ----------  -----------
      Net income
       before
       select
       items     $        1.25 $       0.90  $      2.42 $       1.68
                  ============  ===========   ==========  ===========


   (1) Management believes that the non-GAAP financial measures included within this press release are used by financial analysts and investors to provide comparative financial information regarding the continuing operations of the Company, particularly with regard to select items including the change in Texas tax laws that occurred in 2006. These measures should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles.
   (2) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.


    CONTACT: W-H Energy Services, Inc., Houston
             Shawn M. Housley, 713-974-9071